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                                                                  EXHIBIT (a)(5)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                                 Diatide, Inc.

                                      at

                                $9.50 Per Share

                                      by

                            BXA Acquisition Company
                         A Wholly Owned Subsidiary of
                             Schering Berlin Inc.
                         A Wholly Owned Subsidiary of
                          Schering Aktiengesellschaft


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, OCTOBER 22, 1999, UNLESS THE OFFER IS EXTENDED.


                                                             September 24, 1999

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase dated September 24, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by BXA Acquisition Company, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Schering Berlin Inc., a Delaware corporation ("Parent"), which is a wholly owned subsidiary of Schering Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("AG"), to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Diatide Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  We (or our nominees) are the holder of record of shares held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender shares held by us for your account.

  We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

  Your attention is directed to the following:

    1. The offer price is $9.50 per Share, net to seller in cash without interest thereon, upon the terms and subject to the conditions of the Offer.

    2. The Offer is being made for all outstanding Shares.

    3. The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

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    4. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 17, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock, and Shares owned by Parent or any direct or any indirect subsidiary of Parent) will be converted into the right to receive $9.50 in cash, or any higher price per share paid pursuant to the Offer, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement.

    5. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 22, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

    6. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, assuming the Purchaser then owned all the outstanding Series A and Series B Preferred Stock of the Company, would together represent at least a majority of the voting power of the Company's voting securities on a fully diluted basis and (b) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer having expired or been terminated.

    7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    8. Tendering Shareholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, Federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

  Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

  If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

  Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in
Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

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  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, Parent or AG becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser reserves the right to amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by Warburg Dillon Read, the Dealer Manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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              INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                               OF DIATIDE, INC.

  The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of BXA Acquisition Company dated September 24, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal relating to shares of Common Stock, par value $.001 per share (the "Shares"), of Diatide, Inc., a Delaware corporation.

  This will instruct you to tender the number of shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.


 Number of Shares to be Tendered:*
          Shares


                                         SIGN HERE

                                         --------------------------------------
                                                      Signature(s)

                                         --------------------------------------
                                              Please Type or Print Name(s)

                                         --------------------------------------

                                         --------------------------------------
                                            Please Type or Print Address(es)

                                         --------------------------------------
                                             Area Code and Telephone Number

                                         --------------------------------------
                                           Taxpayer Identification or Social
                                                    Security Number

                                         Dated:          , 1999

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* Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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